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                                                                    EXHIBIT 21.1


                    List of Subsidiaries of the Registrant


Upon consumeration of the Reorganization, the Company will own a 99% limited partnership interest in Staff Capital, L.P., a Delaware limited partnership (the "Partnership"). The remaining 1% interest in the Partnership is a general partnership interest owned by Staff Acquisition, Inc. ("Staff Acquisition").

The Partnership owns a 99% limited partnership interest and Staff Acquisition owns a 1% general partnership interest in each of the following Delaware limited partnerships:

        Staff Leasing, L.P.
        Staff Leasing II, L.P.
        Staff Leasing III, L.P.
        Staff Leasing IV, L.P.
        Staff Leasing V, L.P.
        Staff Leasing of Georgia, L.P.
        Staff Leasing of Georgia II, L.P.
        Staff Leasing of Texas, L.P.
        Staff Leasing of Texas II, L.P.
        Staff Insurance, L.P